EXHIBIT 10.1

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Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED COMMERCIAL AGREEMENT ON SUPPLY OF PHARMACEUTICAL PRODUCTS

This Amended and Restated Commercial Agreement (“Supply Agreement” or “Agreement”) is made as of July 28, 2017 (the “Effective Date”) by and between Achieve Life Science, Inc., a Delaware corporation having a registered address at 1209 Orange Street, Wilmington, Delaware 19801 (“Achieve”) and Sopharma AD, having a registered address at 16 Iliensko Shose Boulevard, 1220 Sofia, Bulgaria (“Sopharma”).  Achieve and Sopharma may be referred to herein individually as a “Party,” and collectively as the “Parties.”

BACKGROUND

A.Sopharma owns certain patent rights and controls certain proprietary technology relating to the manufacture of Cytisine and pharmaceutical compositions containing Cytisine, and Sopharma exclusively licensed such patent rights and technology to Extab Corporation (a wholly owned subsidiary of Achieve) (“Extab”) in the Territory under that certain Exclusive License Agreement dated May 26, 2009, as amended May 14, 2015 (the “License Agreement”).

B.Sopharma and Extab entered into a Commercial Agreement on Supply of Pharmaceutical Products dated February 1, 2010, as amended May 14, 2015 (the “Commercial Agreement”), whereby Extab agreed to purchase Cytisine products from Sopharma.

B.The Parties now wish to restate and amend the Commercial Agreement such that Achieve agrees to exclusively purchase from Sopharma, and Sopharma agrees to exclusively supply to Achieve, all of Achieve’s requirements for Products for the Territory upon the terms conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS / INTERPRETATION

For the purposes of this Supply Agreement, the following capitalized words and phrases shall have the following meanings:

1.1“Active Agent” means the active pharmaceutical ingredient (-)-Cytisine, as derived from plant genera, including but not limited to Laburnum and Cytisus of the family Fabaceae, and any intermediates, salts and esters thereof.

1.2“Affiliate” means, with respect to either Party, any business entity controlling, controlled by, or under common control with such Party.  For the purpose of this definition only, “control” means (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity.

1.3 “Applicable Law” means all laws, ordinances, rules, rulings, directives and regulations of any Governmental Authority that apply to the development, Manufacture or supply of the Products in the Territory, or any other activities contemplated under this Supply Agreement, including any regulations and guidelines of the FDA, EMA and other Regulatory Authorities.

1.4“Bulk API” means the Active Agent in bulk form.

1.5“cGMPs” means then current good manufacturing practices and standards for the manufacture of pharmaceutical products under Applicable Law in the Territory or the country in which the Products are Manufactured.

1.6 “Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a diligent, sustained manner consistent with the reasonable best practices of the pharmaceutical industry for the manufacture, supply and distribution, as applicable, of a product having similar manufacturing complexity and specifications and of similar profit potential and strategic value, in each case based on conditions then prevailing.  Commercially Reasonable Efforts requires that the Party: (a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.7“Contingency Product” means 200 kilograms of Product to be stockpiled.

1.8“EMA” means the European Medicines Agency or any other successor agency whose approval is necessary to commercialize the Product in Europe.

1.9“Ex Works” means the term Ex Works as defined in the ICC Incoterms, 2010.

1.10“Facility” or “Facilities” means the facilities where Product will be Manufactured as set forth in Exhibit 1.  Exhibit 1 may be amended from time to time in accordance with this Supply Agreement to add or remove Facilities.

1.11“FDA” means the United States Food and Drug Administration, or any successor agency whose approval is necessary to commercialize the Product in the United States.

1.12“Finished Product(s)” means the Active Agent, as formulated in finished form and packaged according to the Specifications.

1.13“Forecast ” means the quantities of each Product estimated to be required during one calendar year.

1.14“Governmental Authority” means any court, agency, department, authority or other instrumentality of any nation, state, country, city or other political subdivision, including any Regulatory Authority.

1.15“Manufacture” or “Manufacturing” means the processes and procedures for the supply of the Products, including, (b) the manufacture of the Products in bulk; (c) the Packaging and labeling of the Products; (d) the quality control of the Products; and (e) the storage of the Products until shipment.

1.16“Net Sales” means the gross receipts (“Gross Sales”) representing sales of Product to Third Parties in Finished Product form, by Achieve, its Affiliates, or sublicensees and their Affiliates in the Achieve Territory throughout the term of this Agreement , less deductions actually allowed or specifically allocated to the Product for:

a)	Transportation charges, including, without limitation, insurance for transporting the Product to the extent that such charges are billed to the purchaser by Achieve or its Affiliates;
b)

Sales, excise and consumption taxes and custom duties, and any other governmental charges imposed on the production, importation, use or sale of the Product, to the extent that such charges are billed to the purchaser by Achieve or its Affiliates;

c)	Trade, quantity, cash or other discounts allowed on the Product not already reflected in the amount invoiced;
d)	Allowances or credits to customers for rejection or return of the Product;
e)	Retroactive price reductions affecting the Product; and
f)	Rebates, credits, charge backs, fees, reimbursements or similar payments that are granted to wholesalers or other distributors, government entities, managed care entities or other customers.

Each of the foregoing deductions from Gross sales shall be deducted only once and only to the extent not otherwise deducted from Gross sales.  Any sale of Product between Achieve and its Affiliates, including all samples, will be excluded from the computation of Net Sales.  If Achieve or its Affiliates sell the Finished Product as part of a bundle with other products, and Achieve or its Affiliates provide a discount, allowance or rebate to the purchaser of such products based on the invoiced prices for all products sold, such discount must be allocated pro-rata to the Product based on the selling prices of all products sold in the bundle before taking into account the discount, allowance or rebate on Product provided as part of such bundle.

If the Finished Product is sold or otherwise commercially exploited by Achieve or its Affiliates in a manner that makes calculating Net Sales impossible or inappropriate, the Parties agree to negotiate in good faith a reasonable mechanism for calculating said Net Sales.  Net Sales shall be determined in accordance with International Financial Reporting Standards (IFRS).

For the avoidance of doubt any disposal of Finished Product for, or use in, clinical trials or as free samples (such samples to be in quantities common in the pharmaceutical industry for similar products) shall not give rise to any sale for the purpose of calculating Net Sales.

1.17“Package” or “Packaging” means packaging Product(s) in accordance with applicable Specifications.

1.18“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency thereof.

1.19“Price” means the price paid by Achieve for each Product as set forth on Exhibit 1 of this Supply Agreement and as may be modified from time to time in accordance with Section 3.2.

1.20“Product(s)” means Bulk API and/or Finished Product, as applicable.

1.21 “Regulatory Approval” means, with respect to a Product, all approvals, licenses, registrations or authorizations necessary to market and sell such Product in a particular jurisdiction in the Territory (including applicable approvals of labeling, price and reimbursement for such Product in such jurisdiction).

1.22“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity (including the FDA and EMA) with authority over the development, Manufacture or commercialization (including approval of Regulatory Approvals) of any Product in any jurisdiction in the Territory.

1.23“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority (including minutes of meeting with Regulatory Authorities) related to the development, Manufacture, marketing, sale or other commercialization of any Product in any regulatory jurisdiction in the Territory.

1.24“Sopharma Know-How” means the Licensed Technical Information and Licensed Technology, as defined in the License Agreement.

1.25“Sopharma Territory” means Albania, Algeria, Armenia, Austria, Azerbaijan, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Finland, Georgia, Hungary, Kazakhstan, Kosovo, Kyrgyzstan, Latvia, Lithuania, Libya, Macedonia, Moldova, Mongolia, Norway, Poland, Romania, Russia, Serbia, Slovakia, Sweden, Tajikistan, Tunisia, Turkey, Turkmenistan, Ukraine, Uzbekistan, Vietnam, Iran and Afghanistan.

1.26 “Specifications” means, with respect to a Product, all product, regulatory, Manufacturing, release criterion, quality control and quality assurance procedures, processes, practices, standards, instructions and specifications applicable to the Manufacture of such Product,  as set forth in the Regulatory Approval for the Product and the Technical and Quality Agreement.

1.27“Technical and Quality Agreement” means the agreement between the Parties dated May 14, 2015, as may be amended from time to time in writing by the Parties, which agreement sets forth the specific responsibilities, procedures and guidelines for batch release, quality control testing, quality assurance review, acceptance testing and other quality-related aspects of the manufacture and release of Product hereunder.

1.28“Territory” means all countries, territories and regions of the world, excluding the Sopharma Territory.

1.29 “Third Party” means any Person other than Achieve, Sopharma or their respective Affiliates.

ARTICLE 2

SUPPLY

2.1Supply.

2.1.1Sopharma.

(a)Pursuant to the terms and conditions herein, Sopharma shall Manufacture the Products at the Facility for Achieve and shall supply all of Achieve’s requirements of the Products necessary or required for Achieve’s development, use and sale in the Territory.

(b)Sopharma agrees and covenants that it will supply the Products exclusively to Achieve in the Territory, and will not Manufacture or supply the Products in the Territory for its own, its Affiliates or any Third Party’s development, use or sale in the Territory.

(c)During the term of this Agreement, Sopharma shall not sell, transfer or otherwise provide, directly or indirectly, to any Third Party any Product for use or sale in the Territory.  To the extent not prohibited by applicable law, Sopharma shall restrict (through contracts and/or purchase orders, marketing literature, shipping documents, or similar documents used when a supply, distribution or similar agreement is not in place) its customers and distributors and require similar restrictions throughout the supply chain, from selling or providing any Product for use or sale in the Territory.  Sopharma shall use its best efforts to enforce such restrictions, including without limitation by (i) notifying such customer or distributor in writing of such alleged violation, (ii) conducting an investigation of such alleged violation reasonably appropriate under the circumstances, and (iii) if the investigation confirms the violation, Sopharma shall address a written warning to such customer or distributor for stopping the selling or providing the Product for use or sale in the Territory and (iv) suspending shipments of Product to a customer or distributor if Sopharma becomes aware that such customer or distributor is selling or providing such Product for use or sale in the Territory if it does not cease the violation within three (3) months as of the receiving of the written warning.

2.1.2 Achieve.

(a)Subject to the terms and conditions herein, Achieve shall purchase all of its requirements of Products necessary or required for Achieve’s development, use and sale in the Territory exclusively from Sopharma. For clarity, during the term of this Supply Agreement, Achieve may in its discretion elect to purchase from Sopharma Bulk API (and manufacture finished product, whether on its own or through Third Parties) and/or Finished Product.

(b)During the term of this Agreement, Achieve shall not sell, transfer or otherwise provide, directly or indirectly, to any Third Party any Product for use or sale in the Sopharma Territory.  To the extent not prohibited by applicable law, Achieve shall restrict (through contracts and/or purchase orders, marketing literature, shipping documents, or similar documents used when a supply, distribution or similar agreement is not in place) its customers and distributors and require similar restrictions throughout the supply chain, from selling or providing any Product for use or sale in the Sopharma Territory.  Achieve shall use its best efforts to enforce such restrictions, including without limitation by (i) notifying such customer or distributor in writing of such alleged violation, (ii) conducting an investigation of such alleged violation reasonably appropriate under the circumstances, and (iii) if the investigation confirms the violation, Achieve shall address a written warning to such customer or distributor for stopping the selling or providing the Product for use or sale in the Sopharma Territory and (iv) suspending shipments of Product to a customer or distributor if Achieve becomes aware that such customer or distributor is selling or providing such Product for use or sale in the Sopharma Territory if it does not cease the violation within three (3) months as of the receiving of the written warning.

(c)Achieve agrees and covenants that it will seek Regulatory Approval for and will commercialize the Products only in the Territory.

2.2Forecasts.

2.2.1Within three (3) months of signing of the present Agreement, Achieve shall provide Sopharma with a non-binding multi-year supply forecast (Multi-year forecast) of the quantities of each Product estimated to be required by Achieve and its Affiliates for the Territory during the 5 (five) year period beginning three (3) months from the Effective Date. Thereafter, during the Term, at least thirty (30) days prior to December 31 of each calendar year, Achieve shall provide Sopharma with a current forecast of the quantities of each Product estimated to be required during the following calendar year (such forecast for the next calendar year, the “Forecast”).  Achieve shall update the Forecast every six (6) month period thereafter.  The Forecast and the Forecast updates shall not reduce or increase the estimated quantities of more than 10% of the Multi-year forecast for the respective period. The forecasted quantities for each Forecast and any update thereto increased or reduced up to 30% shall not be binding on the Parties.  Sopharma shall notify Achieve as soon as possible, but in any event within thirty (30) days of receipt of a Forecast or update thereto, if Sopharma believes it will be unable to deliver Product in accordance with such Forecast or update thereto, and such notice will be deemed as Shortfall Notice as defined in Section 2.8.1(a).

2.2.2Purchasing obligation. Notwithstanding anything to the contrary herein, Achieve agrees and covenants to purchase the forecasted quantities of each Product for each Forecast and any updates thereto throughout the term. In the event that Achieve is not in compliance with its purchasing obligations under this Supply Agreement, or is unable to comply with its obligations hereunder, then Sopharma shall be entitled to receive a payment equal to the  Supply price of the non-purchased quantities of the Products for the respective period.

2.3Orders.

2.3.1Purchase Orders.

(a)Achieve shall place purchase orders specifying the quantity of Product, destination(s) and delivery date(s) at least sixteen (16) weeks before the specified delivery date(s), provided that the first (launch) order shall be placed at least twenty-four (24) weeks in advance of the specified delivery date.  Sopharma shall confirm all purchase orders for Product submitted by Achieve in accordance with this Article 2 within five (5) business days from receipt of the order (order confirmation).  Confirmed purchase orders may not be cancelled without the prior written agreement of both Parties except as set forth in Section 2.4.  Unless otherwise directed by Achieve, Sopharma shall fill all purchase orders for Product in accordance with the requested due dates as set forth in further detail in Section 2.8.2.  Delivery time shall be calculated from the date of order confirmation and delivery shall be delivery of the Products and accompanying documentation, as set forth in the Technical and Quality Agreement, at the specified location.

(b)For a Product, Achieve shall place orders in multiple quantities of the minimum order quantity for that Product as set forth in Exhibit 1.  Any order for a Finished Product placed by Achieve shall be for a minimum of [***] packs per delivery.

2.3.2No Conflicting Terms. The terms and conditions of this Supply Agreement shall be controlling over any conflicting terms and conditions stated in Achieve’s purchase order or Sopharma’s invoice, confirmation or other standardized document.  Any purchase order, order acknowledgement, invoice, proposal or other document which conflicts with or adds to the terms and conditions of this Supply Agreement with respect to the Manufacture and supply of Product for the Territory is hereby rejected, unless the Parties mutually agree to the contrary in writing.

2.4Cancellation. Notwithstanding anything herein to the contrary, Achieve may modify or cancel purchase orders for the Products provided that such modification or change is made further in advance of the originally requested delivery date than the required lead time, and that production has not commenced.

***Confidential Treatment Requested.

2.5Delivery and Risk of Loss.  Sopharma shall deliver all Product Ex Works, except that Sopharma shall, at the request and cost of Achieve, deliver Bulk API Product to Achieve or Achieve’s Finished Product manufacturer, in which case Sopharma shall arrange for transportation of said Bulk API and title and risk of loss and damage thereto shall remain with Sopharma until the Bulk API is delivered to Achieve or its designee in accordance with the purchase order.

2.6Packaging.  If the purchase order is for Packaged Product, Achieve shall provide the relevant blister and Packaging designs to Sopharma at least sixteen (16) weeks prior to the scheduled delivery date. If Achieve is late to do so, the delivery date for Product shall be delayed by as many days as Achieve is late to deliver the designs. Sopharma shall deliver the Product to Achieve in Packaged form that is in accordance with the Required Standards.  All costs for designing the Packaging shall be fully paid by Achieve.

2.7Conformance to Required Standards.

2.7.1Conformance to Required Standards.  Sopharma shall Manufacture the Products in accordance with the Applicable Law and Specifications, as the same may be amended or supplemented from time to time.  Each Party shall keep the other promptly and fully advised of any new instructions or Specifications required by any applicable Regulatory Authority or Applicable Law of which it becomes aware.  The Parties shall confer with respect to the best mode of compliance with such requirements, and Sopharma shall promptly implement such reasonable requirements as requested by Achieve.

2.7.2Technical and Quality Agreement. Each Party agrees to perform the responsibilities assigned to such Party under the Technical and Quality Agreement in accordance with the terms and conditions of the Technical and Quality Agreement, which forms an integral part of this Supply Agreement. In case of any conflict between the provisions of this Supply Agreement and those of the Technical and Quality Agreement, the Technical and Quality Agreement shall prevail as to any quality-related matter, and this Agreement shall prevail as to all other matters.

2.8Supply and Delivery; Cooperation.

2.8.1Shortfalls and Technology Transfer.

(a)In the event that Sopharma is unable or anticipates that it will be unable to supply Product in accordance with (i) the requirements of this Supply Agreement, including all Specifications and pursuant to Applicable Law, (ii) the then-current Forecast provided by Achieve, and/or (iii) the confirmed due dates as set forth in further in Section 2.3.1(a) (each, a “Shortfall”), Sopharma will promptly notify Achieve in writing (“Shortfall Notice”).

(b)The Parties shall meet within ten (10) business days following Achieve’s receipt of a Shortfall Notice.  If the Parties agree on a plan to prevent or remedy such Shortfall (“Remediation Plan”), Sopharma shall promptly implement the Remediation Plan within the time period specified therein.  Without limiting the foregoing, upon the earlier of (i)

receipt of a Shortfall Notice and (ii) Sopharma’s failure to supply the applicable Product by the  confirmed due dates as set forth in further in Section 2.3.1(a), then Achieve, in addition to any other rights or remedies available to it, shall have the right to take any measures available to it to mitigate its resulting losses during the period affected by such shortfall and for a period of twelve (12) months thereafter.  Achieve shall also have the right to cancel orders for any quantities of Product affected by such Shortfall effective upon Achieve’s receipt of the Shortfall Notice, and Achieve shall have no further obligations to purchase any such cancelled quantities of Product.

(c)In the event that Sopharma does not implement the Remediation Plan within the time period specified therein, or in the event a Shortfall lasts more than ninety (90) days, Achieve shall (i) be (to the extent so elected by Achieve in Achieve’s discretion) relieved of  the purchase obligations of any quantities of Product until such time as Sopharma has resumed the performance of its obligations to Achieve, subject to any minimum purchase obligations that may have been agreed upon by Achieve prior to such time for the expected period of Shortfall; (ii) be entitled to, in Achieve’s discretion, supply the needed raw materials (plant genera flowers and seeds for deriving cytisine) to Sopharma, in which case Sopharma shall supply Product to Achieve as requested by Achieve on terms to be negotiated in good faith by the Parties for thirty (30) following Achieve’s request (it being understood that if the Parties fail to agree to such  terms with such thirty (30) day period, such terms shall be determined pursuant to Section 11.3.2) and (iii) Achieve and Sopharma will collaborate to deliver to a Third Party manufacturer the Sopharma Know-How and documentation required for such Third Party to extract the Active Agent and Manufacture Bulk API until such time as Sopharma has implemented the Remediation Plan and resumed the performance of its obligations to Achieve’s reasonable satisfaction, it being understood that such Third Party may not use such Sopharma Know-How and/or documentation for any other purpose.

2.8.2Delivery Delays.  Sopharma shall deliver Product no more than twenty-one (21) days before or 30 (thirty) days after the delivery date specified in the relevant purchase order (the “Delivery Time Period”).  For any failure to supply compliant Product in the Delivery Time Period, without limiting Achieve’s other remedies, Sopharma shall be liable for any Third Party penalties, costs and expenses incurred by Achieve as a result of Sopharma’s failure to supply compliant Product during the Delivery Time Period, subject to receipt by Sopharma of appropriate evidence of such penalties, costs and expenses.  The rights of Achieve set forth in this paragraph are in addition to any other rights set forth in this Supply Agreement.

2.9Other Shortfalls. If the quantities of Product set forth in the then-current Forecast pursuant to Section 2.2 are not sufficient to satisfy Achieve’s requirements, Achieve may at any time notify Sopharma thereof, and Sopharma shall use Commercially Reasonable Efforts to supply the quantities of Product requested by Achieve in excess of those set forth in the Forecast, provided that Sopharma shall promptly confirm in writing whether or not it is willing to supply such quantities.  In the event Sopharma (a) does not confirm within five (5) business days in writing that it is willing to supply such excess quantities by the delivery date(s) requested by Achieve, or (b) following a confirmation, fails to supply such excess quantities by the specified delivery dates requested by Achieve, then Achieve shall be free to purchase Product from any Third Party for such excess quantities.

2.10Contingency Product. Achieve will purchase a total of 200 kilograms of Product as a contingency supply (Contingency Product) and make a deposit of $[***], to be credited as set forth below.  The Contingency Product shall be used on a first-in/first out basis and the price shall be applied against the purchase price of the Active Agent Product or Finished Product when used or when the contingency supply is replenished. Such Contingency Product shall be stored in a segregated area with 50% held at the Kazanlak facility and 50% at the Sophia facility.  A deposit of $[***] will be made on June 30, 2018 for [***] kilograms of Product and a further deposit of $[***] will be made on December 31, 2019 for [***] kilograms of Product. So long as a minimum of 200 kilograms of Product is maintained as a contingency supply on Achieve’s behalf, Sopharma shall be entitled to retain the deposit amounts.

2.11EU Launch. Upon Achieve’s request, Sopharma shall provide reasonable assistance to Achieve in order to ensure an orderly transition of the tableting of the Product to a Third Party manufacturer in connection with the launch of the Product in Europe (outside of the Sopharma Territory).

2.12Subcontracting by Sopharma.  Sopharma may subcontract specific portions of its obligations hereunder to Third Parties in its reasonable discretion and upon advance notice to Achieve, and shall (a) ensure that any subcontractor of Sopharma’s obligations under this Supply Agreement has and maintains all appropriate qualifications; (b)  enter into a quality agreement with each such subcontractor which terms are similar to the terms of the Technical and Quality Agreement; (c) ensure that any subcontractor complies with cGMPs if applicable; and (d) be responsible for each subcontractor’s performance hereunder (including performance or non-performance by such subcontractor that would constitute a breach of this Supply Agreement or such quality agreement if conducted by Sopharma) as if Sopharma were itself performing such activities.

ARTICLE 3

PRICING AND PAYMENT

3.1Invoices.  Sopharma shall invoice Achieve at the time of each shipment of Product for the Supply Price for such shipment.  Achieve will pay such invoices within thirty (30) days of receipt of invoice by Achieve.

3.2Prices.

3.2.1The Supply Price for Bulk API and Finished Product to be supplied is set forth in Exhibit 1 hereto, subject to annual increase on April 1st of each year,  based on the Producer Price Index for the European Union as published by the Organisation for Economic Co-Operation and Development (OECD) for the prior calendar year, such increase not to exceed [***]% but not less than [***]% in any one calendar year.  For orders that do not meet the minimum order requirement for a Product, the Product will be invoiced at the Product’s Supply Price plus [***]%.

***Confidential Treatment Requested.

3.2.2In the event the market price for a Product in a country in the Territory is less than the Supply Price for the Finished Product, the Parties shall negotiate in good faith a new Supply Price for the Finished Product or Bulk API for such country, taking into consideration changes in costs of raw materials, packaging, labor, overhead or other costs that are relevant to Manufacture of the Product.  If the Parties agree on a new price, then that price will become the new Supply Price for that Product in that country.  If the Parties are unable to agree on a new price within ten (10) days following Achieve’s request, such price shall be determined pursuant to Section 11.3.2.

3.2.3Achieve shall pay to Sopharma without set-off or counterclaim (save as otherwise permitted by this Agreement) a royalty of [***]% on Net Sales of Active Agent Product sold by Achieve, its Affiliates, or sublicensees and their Affiliates in the Achieve Territory throughout the Term on quarterly basis.

3.2.4If Achieve fails to pay Sopharma invoices or royalties within their respective due dates, Sopharma shall be entitled to debit to Achieve, an interest equal to three months LIBOR plus 3 percentage points per annum, beginning with the first day after end of the above defined payment terms.

3.3Recordkeeping.  During the Term and for three (3) years thereafter, or for such longer period as may be required by Applicable Law, Sopharma shall prepare and retain, and shall cause its subcontractors to prepare and retain, accurate books and records related to transactions made pursuant to this Supply Agreement and the Prices.  Such records shall be made available for reasonable review, audit and inspection upon reasonable notice and with reasonable frequency, upon Achieve’s request for the purpose of verifying Sopharma’s calculations of amounts due hereunder, the basis for such calculations or payments and Sopharma’s compliance with the terms and conditions of this Supply Agreement.  Audits and inspections may be conducted by Achieve’s own personnel or retained consultant(s), subject to the confidentiality obligations set forth in this Supply Agreement.

3.4Taxes. Sopharma agrees that all Prices shall be inclusive of, and that Sopharma shall bear all taxes, whether direct or indirect (including, by way of example, corporate income, sales and transfer taxes, and VAT), levies, and duties (including customs duties) as may be imposed on Sopharma (or for which Sopharma is required to act as withholding agent by any Governmental Authority on the subject matter of this Supply Agreement), and Sopharma shall be responsible for the timely payment of such amounts to such Governmental Authority.

ARTICLE 4

PRODUCT ACCEPTANCE

4.1Sopharma shall provide the release documentation specified in the Technical and Quality Agreement with any batch of Product delivered to Achieve.

***Confidential Treatment Requested.

4.2Achieve shall review and inspect the (a) intactness of any Packaging, and (b) documentation provided by Sopharma pursuant to Section 4.1 for compliance with the Specifications.  If the review and inspection conducted by Achieve indicates non-intact Packaging or non-conformance with any of the applicable Specifications, then Achieve shall inform Sopharma in writing that it is rejecting the Product within fourteen (14) days of receipt of delivery.

4.3Any Product not rejected by Achieve as described in Section 4.2 shall be deemed accepted by Achieve except to the extent such Product contains a latent defect.  Any Product containing a latent defect shall be deemed accepted by Achieve, unless such defect is identified and the Product is rejected by written notice to Sopharma prior to the end of the applicable shelf-life of the Product; provided, however, that Achieve shall notify Sopharma of any latent defect within fourteen (14) days  the discovery of such defect by Achieve.

4.4In the event Achieve notifies Sopharma of a defect pursuant to the foregoing Sections 4.2 and 4.3 and Achieve and Sopharma disagree over whether a batch of Product fails to comply with the Specifications, the Parties shall use their best efforts to resolve the disagreement first between themselves.  In the event that the Parties are unable to negotiate a mutually agreeable resolution with ten (10) business days of notification by Achieve, the matter may be referred to a mutually agreed upon independent Third Party specializing in the analysis of similar products to determine whether the relevant batch conforms to the Specifications.  The determination of such Third Party shall be deemed final and binding, and expenses incurred by such determination (including the expert’s fees) shall be paid by the Party whose position is not supported by the Third Party’s determination.

4.5In the event that it is determined in accordance with Section 4.4 that a batch of Product does not meet the Specifications (“Defective Product”), then Achieve may, at is sole option: (i) either return the Defective Product to Sopharma or destroy the Defective Product, and request replacement of the Defective Product by Sopharma; or (ii) accept the Defective Product accompanied by a commensurate reduction of the invoice amount.  With respect to Section 4.5(i), Sopharma shall pay for the return or destruction of any Defective Product, and shall use Commercially Reasonable Efforts to deliver to Achieve as promptly as possible the replacement quantities of conforming Product at Sopharma’s sole expense, including payment for any necessary replacement materials, and including storage, packaging, shipping and insurance costs.

ARTICLE 5

INSPECTION

5.1During the Term, Achieve or an Achieve Affiliate may, during normal working hours and upon reasonable advance written notice, inspect Sopharma’s or its subcontractor’s Facilities directly or indirectly involved in the performance of this Supply Agreement, provided that Achieve will schedule a formal quality inspection no more than two (2) times per year.  During such an inspection the inspectors may inquire about the progress of the work being carried out by Sopharma or its subcontractor, and are in particular but not exclusively authorized to:

5.1.1Inspect the Facilities and equipment used, or to be used, in the Manufacture of the Product(s);

5.1.2Verify the qualifications of the employees and subcontractors carrying out such work and their use of the relevant equipment;

5.1.3Evaluate all scientific techniques used by Sopharma, its subcontractors and their respective employees in the performance of this Supply Agreement and the procedures used in the creation and storage of samples of the Product(s);

5.1.4Verify and evaluate information relating to the utilization of the Manufacturing capacity of Sopharma’s Facilities or its subcontractor’s Facilities;

5.1.5Review correspondence, reports, filings and other documents from Regulatory Authorities to the extent related to the Manufacturing activities hereunder;

5.1.6Evaluate the implementation of all Manufacturing and process changes made with respect to the Product, including pursuant to any corrective action plan; and

5.1.7Ascertain compliance with Applicable Laws, the Specifications and this Supply Agreement.

5.2If after an inspection Achieve is not satisfied that Sopharma is complying with any of its obligations hereunder, then, without prejudice to any other rights available to it, Achieve shall notify Sopharma in writing of any changes or modifications reasonably required of Sopharma within thirty (30) days of such inspection, and Sopharma shall implement said changes or modifications as soon as possible and at its sole expense.

ARTICLE 6

REGULATORY AND QUALITY RESPONSIBILITIES

6.1Regulatory Responsibilities.  Sopharma shall obtain and maintain any and all regulatory and governmental permits, licenses and approvals that are necessary for Sopharma to Manufacture the Product(s) for Achieve or its Affiliates in accordance with the terms of this Supply Agreement and Applicable Law.  As between the Parties, Achieve shall have the sole responsibility for all Regulatory Approvals of the Products in the Territory. Any reasonable expenses related to the Regulatory Approvals of the Products in the Territory shall be borne by Achieve.

6.2Regulatory Cooperation.  Sopharma agrees to promptly provide to Achieve as requested, and at no additional charge, all information and data in Sopharma’s possession that is relevant, necessary or useful for Achieve and/or its Affiliates to apply for, obtain and maintain Regulatory Approvals for the Products in the Territory, including without limitation information relating to the Facility, or the process, methodology, raw materials and intermediates used in the Manufacture, processing or Packaging of the Products, including all information and data required to be submitted with or contained in any Regulatory Materials for any Regulatory Approval, or requested by or required to be provided to any Regulatory Authority, including the FDA and EMA.  In addition, Sopharma agrees to reasonably cooperate with Achieve and/or its Affiliates with respect to its obligations to submit or report information relevant to the Products pursuant to Applicable Law.

6.2.1Safety Data.  Each Party understands and acknowledges that the other Party and its Affiliates may need to access and utilize and include certain Product safety data (e.g., adverse event reports) generated or received by such Party and its Affiliates in its Regulatory Materials in its respective Territory as required by Applicable Law.  Each Party shall have the right to share any and all such safety data generated by the other Party or the other Party’s Affiliates with its Affiliates and Third Parties subject to Article 8.

6.3Recalls.  Each of Achieve and Sopharma will immediately inform the other in writing if it believes one or more batches of any Product will be subject to recall from distribution, withdrawal or some other field action, because a Product does not conform to the relevant Specifications, or that potential adulteration, misbranding, and/or other issues have arisen that relate to the safety or efficacy of such Product.  With respect to any Products in the Territory, Achieve shall have the final decision-making authority as to any such recall or field action and the sole right to initiate any such recall or field action, and Sopharma shall cooperate in the conduct of any recall or field action as reasonably requested by Achieve.  In the event it is determined that such a recall resulted from a breach by either Party of any of its representations, warranties, duties or obligations under this Supply Agreement, such Party shall be responsible for the costs of the recall and shall reimburse the other Party as necessary; provided that if both Parties share responsibility with respect to such recall, the costs shall be shared in the ratio of the Parties’ contributory responsibility.

6.4Retention of Samples.  Sopharma shall prepare and retain, and shall cause its subcontractors to prepare and retain, such samples and records with respect to the Products and their Manufacture as are required by Applicable Law (including, as applicable, cGMPs), the Specifications and/or Technical and Quality Agreement.

6.5Regulatory Authority Inspections and Correspondence.  Sopharma shall permit Regulatory Authorities to conduct inspections of any Facility at which any of the Manufacturing activities relating to the Products are performed, as such Regulatory Authorities may request, including pre-approval inspections, and shall cooperate with such Regulatory Authorities with respect to such inspections and any related matters.  Sopharma shall give Achieve prior written notice of any such inspections, and shall keep Achieve informed about the results and conclusions of each such regulatory inspection, including actions taken by Sopharma to remedy conditions cited in such inspections.  In addition, Sopharma shall allow Achieve or its representative to assist in the preparation for and be present at, and participate in, such inspections, subject to the confidentiality obligations set forth herein.  Sopharma shall provide Achieve with copies of any written inspection reports issued by any Regulatory Authority and all correspondence between Sopharma and any Regulatory Authority with respect thereto, including any notices of observation and all related correspondence, in each case relating to the Products or their Manufacture or to general manufacturing concerns (e.g., Facility compliance or the like) that may impact the Products.  In addition, Sopharma agrees to promptly notify and provide Achieve copies of any request, directive, or other communication to or from any Regulatory Authority related to the Products or their Manufacture.  Sopharma shall provide Achieve with a copy of any such correspondence made by Sopharma and its response to any such reports or correspondence from the applicable Regulatory Authority for review and comment prior to submission to the applicable Regulatory Authority, and Sopharma shall incorporate in good faith any recommendations provided by Achieve with respect thereto prior to submitting such correspondence or response to the applicable Regulatory Authority.  In addition, Sopharma shall notify Achieve of any occurrences or information that arise out of Sopharma’s Manufacturing activities that have, or could reasonably be expected to have, adverse regulatory compliance or reporting consequences concerning any Product or which might otherwise be reasonably expected to adversely affect the supply by Sopharma of Products to Achieve. Notwithstanding the foregoing, nothing in this Section 6.5 shall require Sopharma to disclose to Achieve any Sopharma Know-How.

6.6Changes or Modifications in Manufacturing Activities.  Sopharma shall not make any changes to the Specifications, processes, Facilities, raw materials, raw material suppliers or any other item in any manner that would affect the Manufacturing activities related to the Product, without Achieve’s prior written approval.  Notwithstanding the foregoing, Sopharma shall promptly make and implement such changes as are required by Applicable Law (“Required Changes”), after written notice to Achieve, provided that, prior to implementation, all such Required Changes shall be subject to Achieve’s written approval, including with respect to the timelines, estimated effect on Price and other issues regarding such implementation.  In addition, Achieve shall have the right to request changes in or modifications to the Specifications.  All such changes or modifications shall be documented in writing and shall be signed by an authorized representative of Achieve and Sopharma.  If such changes or modifications result in a material change in Sopharma’s Manufacturing costs or lead times, the Parties shall agree upon an appropriate adjustment to the Price or in the delivery schedules, as the case may be, for Products to be provided by Sopharma hereunder.  Sopharma shall promptly implement all such agreed upon changes to the Specifications.

6.7Deviations and Investigations.  In the event that a material deviation occurs during the course of the Manufacture, including Packaging, storage and analytical testing, of any batch of Product for Achieve under this Supply Agreement, Sopharma shall immediately provide Achieve with a detailed written description of any such deviation and undertake all reasonable and appropriate actions to investigate the cause of such deviation and to correct the same.  A completed written report of the results of any such investigation will be provided to Achieve for such batch.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1Sopharma.

7.1.1Sopharma represents that:

(a) It has the authority to enter into this Agreement and all rights necessary to perform its obligations hereunder.

(b)As of the Effective Date, there are no claims, judgments or settlements against or owed by Sopharma or its Affiliates, or pending or threatened claims or litigation, relating to the Products or the Sopharma Know-How.

(c)It is not debarred and has not used in any capacity the services of any person debarred under subsection 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992, or other Applicable Law.  As of the Effective Date, no debarment proceedings against Sopharma or any of its employees or permitted subcontractors have been commenced.

7.1.2Sopharma warrants that:

(a)The Facility shall comply with this Supply Agreement and all Applicable Law (including cGMPs, if applicable).

(b)All Product supplied hereunder shall comply with this Supply Agreement, all Applicable Law (including cGMPs, if applicable), be free from defects in material and workmanship, and meet all Specifications.  Sopharma shall perform and document all Manufacturing activities contemplated herein in compliance with all Applicable Laws.

(c)It will maintain throughout the Term all permits, licenses, registrations and other forms of governmental authorization and approval as required by Applicable Law in order for it to perform its obligations hereunder.

(d)Title to all Product provided under this Supply Agreement shall pass to Achieve as set forth in Section 2, free and clear of any security interest, lien, or other encumbrance.

(e)The Manufacture of Products hereunder will not infringe or misappropriate any intellectual property right of any Third Party.

(f)In performing its obligations hereunder, Sopharma will not use in any capacity the services of any person debarred under subsection 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992, or other Applicable Law.

7.2Achieve.

7.2.1Achieve represents that it has the authority to enter into this Agreement and all rights necessary to perform its obligations hereunder.

7.2.2Achieve warrants that it will maintain throughout the Term all permits, licenses, registrations and other forms of governmental authorization and approval as required by Applicable Law in order for Achieve to seek Regulatory Approval for and commercialize the Products in the Territory.

7.2.3Disclaimer.  EACH PARTY AGREES AND ACKNOWLEDGES THAT, EXCEPT AS SET FORTH IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, IMPLIED OR STATUTORY, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8

CONFIDENTIALITY

8.1Confidential Information.  “Confidential Information” means the terms of this Supply Agreement and any proprietary or non-public information or data disclosed under this Agreement by one Party (“Disclosing Party”) to the other Party (“Receiving Party”), including know-how, trade secrets or other information, and excluding information that: (a) is or becomes generally known to the public through no fault of or breach of this Agreement by the Receiving Party; (b) is rightfully known by the Receiving Party at the time of disclosure without an obligation of confidentiality; (c) is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or (d) the Receiving Party rightfully obtains from a third party without restriction on use or disclosure.

8.2Restrictions.  Neither Party will use the other party’s Confidential Information except as necessary for the performance of, or as permitted by, this Supply Agreement.  Each Party will use all reasonable efforts to maintain the confidentiality of the other Party’s Confidential Information, but in no event less than the efforts that such Party ordinarily uses with respect to its own proprietary information of similar importance.  The foregoing obligations will not restrict either Party from disclosing Confidential Information of the other Party pursuant to the order or requirement of a court, arbitral body, administrative agency or other governmental body, provided that the Party required to make such a disclosure gives reasonable notice to the other Party to enable it to contest the order or requirement.  In addition, each Party may disclose the terms and conditions of this Supply Agreement: (a) as required under applicable securities regulations; (b) on a confidential basis to its legal or financial advisors, and its insurance carriers; and (c) on a confidential basis to present or future acquirers, investors and lenders.

8.3The Confidentiality obligations set forth in this Article 8 shall continue with regard to an item of Confidential Information throughout the Term of this Agreement and for ten (10) years thereafter; provided that, if the Confidential Information constitutes a trade secret, the obligations hereunder shall survive any termination of this Agreement unless and until one of the exceptions under Section 8.1 applies.

ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1Indemnification.

9.1.1Indemnification by Sopharma.  Sopharma hereby agrees to defend, hold harmless and indemnify, to the extent permitted by Applicable Law, (collectively, “Indemnify”) Achieve and its Affiliates and their respective directors, officers and employees of such Persons and the respective successors and assigns of any of the foregoing (the “Achieve Indemnitees”) from and against any and all liabilities, damages, penalties, fines, costs and expenses (including, reasonable attorneys’ fees and other expenses of litigation) (collectively, “Liabilities”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) against any Achieve Indemnitees and arising from or occurring as a result of: (a) death or personal injury related to or resulting from the Manufacture of the Products by or on behalf of Sopharma or its Affiliates for the Territory in deviation of the Specifications; (b) any material breach of any of Sopharma’s obligations, representations, warranties or covenants under this Supply Agreement, and (c) the alleged or actual infringement or misappropriation of any Third Party intellectual property right by the development, manufacture, supply or commercialization of the Products in the Territory; provided that Sopharma’s obligation to Indemnify the Achieve Indemnitees pursuant to this Section 9.1.1(a)-(b) shall not apply to the extent that any such Liabilities are the result of a material breach by Achieve of its obligations, representations, warranties or covenants under this Supply Agreement or any Achieve Indemnitee’s gross negligence or willful misconduct.

9.1.2Indemnification by Achieve.  Achieve hereby agrees to defend, hold harmless and Indemnify Sopharma and its Affiliates and their respective directors, officers and employees and the respective successors and assigns of any of the foregoing (the “Sopharma Indemnitees”) from and against any and all Liabilities, damages, penalties, fines, cost and expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively Liabilities) resulting suits, claims, actions and demands, from Third-Party Claims against any Sopharma Indemnitee arising from or occurring as a result of: (a) the marketing, distribution or sale of the Products by or on behalf of Achieve or its Affiliates in the Territory; (b) any material breach of any of Achieve’s obligations, representations, warranties or covenants under this Supply Agreement; provided that Achieve’s obligation to Indemnify the Sopharma Indemnitees pursuant to this Section 9.1.2 shall not apply to the extent that any such Liabilities are the result of a material breach by Sopharma of its obligations, representations, warranties or covenants under this Supply Agreement or any Sopharma Indemnitee’s gross negligence or willful misconduct.

9.1.3Procedure.  To be eligible to be Indemnified hereunder, the indemnified Person shall provide the indemnifying Party with prompt written notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 9.1.3 and the right to control the defense (with the reasonable cooperation of the indemnified Person) or settlement any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Person’s written consent, such consent not to be unreasonably withheld or delayed.  The indemnified Person shall have the right to join, but not to control, at its own expense and with counsel of its choice, the defense of any claim or suit that has been assumed by the indemnifying Party.

9.2Insurance.  Each Party shall procure and maintain insurance, including clinical trials and product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being manufactured, clinically tested in human subjects or commercially distributed or sold by a Party.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability or indemnification obligations under this Article 9, or that the maintenance of such insurance shall not be construed to relieve either Party of its other obligations under this Agreement.  Each Party shall provide the other with written evidence of such insurance upon request.  Each Party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance

ARTICLE 10

TERM AND TERMINATION

10.1Term.  The term of this Supply Agreement shall be twenty (20) years from the Effective Date (the “Term”), unless it is terminated earlier in accordance with Section 10.2.

10.2Termination. Notwithstanding anything to the contrary herein, this Supply Agreement may be terminated:

10.2.1In its entirety or with respect to one or more Products, on a Product-by-Product basis, by mutual written consent of Sopharma and Achieve.

10.2.2In its entirety by a Party if: (i) the other Party has filed a petition in bankruptcy, or if an involuntary petition in bankruptcy has been filed against the other Party and such petition is not dismissed within sixty (60) days, or if a receiver or guardian has been appointed forth over the other Party, or upon or after the cessations of operations of the other Party, or if the other Party compounds with its creditors, or (ii) the other Party commits a material breach of this Agreement and fails to cure such breach within one hundred and eighty (180) days of receipt of written notice.

10.3Effects of Termination.  Upon the expiration of the Term or termination of this Supply Agreement, in its entirety or with respect to one or more Products, this Supply Agreement shall, except as otherwise provided in this Section 10.3 or Section 10.5, be of no further force or effect; provided, however, that if this Supply Agreement is terminated with respect to one or more Products, but not all Products, then this Supply Agreement shall continue in full force and effect with respect to the Products for which it is not terminated.  Upon expiration or termination of this Supply Agreement with respect to any Product: (1) this Supply Agreement will remain in full force and effect for any orders of said Product placed before termination, and (2) Achieve shall pay for and take over any Packaging for said Product that is already ordered or forecasted by Achieve.

10.4Nonexclusive Remedy.  Exercise of any right of termination afforded to either Party under this Supply Agreement (i) shall not prejudice any other legal rights or remedies either Party has against the other with respect to any breach of the terms and conditions of this Supply Agreement, and (ii) shall be without any obligation or liability arising from such termination other than such obligations expressly arising from termination of this Supply Agreement.

10.5Survival.  All provisions of this Agreement shall terminate upon expiration or termination of this Agreement, provided that Article 4 (Product Acceptance), Article 8 (Confidentiality), Article 9 (Indemnification and Insurance), Article 11 (Disputes), Article 12 (Miscellaneous), and Sections 3.3 (Recordkeeping), 6.2, 6.3, 6.4, 6.5, 7.1.2 (Product Warranties), 7.2.3 (Disclaimer), 10.3 (Effects of Termination), 10.4 (Nonexclusive Remedy), and 10.5 (Survival) shall survive any expiration of the Term or termination of this Supply Agreement.

ARTICLE 11

DISPUTE RESOLUTION

11.1Each Party will appoint an individual employed by it to serve as its “Principal Contact” for purposes of this Agreement.  Either Party may from time to time replace its Principal Contact with a different employee upon reasonable written notice.  The two Principal Contacts shall communicate with each other regularly during the Term as the Parties may agree or as the Principal Contacts shall mutually determine to be useful.

11.2The Parties intend that, to the maximum extent practicable, they shall reach decisions hereunder cooperatively through discussions among the Principal Contacts and by mutual consent of the Parties.  In situations in which that does not occur, disputes or differences arising out of or in connection with this Agreement shall initially be referred for review by the Parties’ respective Senior Managements (as defined below).  Such Senior Managements shall discuss the proposed dispute or difference, and shall meet with respect thereto if either of them believes a meeting or meetings are likely to be useful.  If the Senior Managements do not resolve the dispute or difference within thirty (30) days (or such lesser or longer period as they may agree is a useful period for their discussions), then either Party may pursue its other available remedies, consistent with this Agreement.  As used herein, Sopharma’s “Senior Management” means its then-current CEO, and Achieve’s “Senior Management” means its then-current CEO.

11.3If the Senior Managements are not able to resolve such dispute referred to them under Section 11.2 within such thirty (30) day period, then the dispute shall be resolved by final and binding arbitration according to the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA Rules”).

11.3.1The Parties shall select a mutually agreeable arbitrator who has significant relevant experience in the subject matter of the disputed issue and no affiliation or pre-existing relationship with either Party. If the Parties cannot agree on an arbitrator within ten (10) days after the end of the ten (10) day period referred to in Section 11.2, either Party may request appointment of an arbitrator on behalf of the Parties in accordance with AAA Rules, and the proceeding shall be conducted in accordance with AAA Rules.  The arbitration will take place in New York, New York, and will be conducted in English.  The arbitrator may decide any issue as to whether, or as to the extent to which, any dispute is subject to the arbitration and other dispute resolution provisions in this Agreement. The arbitrator must base the award on the provisions of this Agreement and must render the award in a writing which must include an explanation of the reasons for such award.  In addition, for the matters to be settled as set forth in Sections 2.8.1(c)(ii) and 3.2.2, the arbitrator shall follow the rules set forth in  Section 11.3.2. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Subject to Section 11.3.2, the arbitrator’s fees and expenses shall be shared equally by the Parties, unless the arbitrator in the award assesses such fees and expenses against one of the Parties or allocates such fees and expenses other than equally between the Parties.  Each Party shall bear and pay its own expenses incurred in connection with any dispute resolution under this Section 11.3.  Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s decision of the dispute subject to arbitration.

11.3.2Within ten (10) days after the selection of the arbitrator, each Party shall submit to the arbitrator and the other Party a detailed written proposal to resolve the matter described in 2.8.1(c)(ii) and/or 3.2.2, as applicable (each a “Proposal”).  Within ten (10)  days after the delivery of the last Proposal to the arbitrator, each Party may submit written observations regarding other Party’s Proposal.  The Parties shall not have the right to call any witnesses in support of their arguments, nor compel any production of documents or take any discovery from the other Party. Neither Party may have any other communications (either written or oral) with the arbitrator other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 11.3.2; provided that, the arbitrator may convene a hearing if the arbitrator so chooses to ask questions of the Parties regarding their respective Proposals. Within ten (10) days after the arbitrator’s appointment, the arbitrator will select one of the two Proposals (without modification) provided by the Parties that he or she believes is most consistent with the intention underlying and agreed principles set forth in this Agreement and most accurately reflects industry norms for a transaction of this type.  The decision of the arbitrator shall be final, binding, and unappealable and the Parties shall promptly amend this Supply Agreement to incorporate the terms set forth in the Proposal selected by the arbitrator. If a Party fails to submit a Proposal within ten (10) days after the selection of the arbitrator, the arbitrator shall select the Proposal of the other Party as the resolution of the dispute. Any time period set forth in this Section 11.3.2 may be extended by mutual agreement of the Parties. The arbitrator’s fees and expenses shall be shared equally by the Parties, and each Party shall bear and pay its own expenses incurred in connection with any dispute resolution under this Section 11.3.2, unless the arbitrator determines that a Party has incurred unreasonable fees and/or expenses due to vexatious or bad faith positions taken by the other Party, in which event the arbitrator may make an award of all or any portion of such fees and/or expenses so incurred.

ARTICLE 12

MISCELLANEOUS

12.1Interpretation.  Article, Section and clause headings in this Supply Agreement are intended for convenience or reference and shall be given no effect in the interpretation of this Agreement.  Unless context clearly requires otherwise, whenever used in this Supply Agreement:  (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “or” shall have its inclusive meaning of “and/or;” (iii) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Supply Agreement (including any Exhibits); (iv) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing; (v) words using the singular or plural form also include the plural or singular form, respectively.

12.2Expenses.  Except as otherwise expressly provided herein, each Party shall bear its own costs, fees and expenses incurred by such Party in connection with this Supply Agreement.

12.3Licenses and Permits.  Each Party shall, at its sole cost and expense, maintain in full force and affect all necessary licenses, permits, and other authorizations required by Applicable Law in order to carry out its duties and obligations hereunder.

12.4Force Majeure.  No Party shall be liable for a failure or delay in performing any of its obligations under this Supply Agreement to the extent that such failure or delay is solely due to causes beyond the reasonable control of the affected Party, including:  (a) acts of God; (b) fire, explosion, or unusually severe weather, including but not limited to flooding, drought, storms, hail, extreme temperature changes; (c) war, invasion, riot, terrorism, or other civil unrest; (d) governmental laws, orders, restrictions, actions, embargo or blockages; (e) national or regional emergency; (f) strikes or industrial disputes at a national level which directly impact the affected Party’s performance under this Supply Agreement; or (g) other similar cause outside of the reasonable control of such Party (“Force Majeure”); provided that the Party affected shall promptly notify the other of the Force Majeure condition and shall use Commercially Reasonable Efforts to eliminate, cure or overcome any such causes and resume performance of its obligations as soon as possible. If the performance of Sopharma’s obligation to supply Product under this Supply Agreement is delayed owing to a Force Majeure for any continuous period of more than ninety (90) days, then Section 2.8.1(c)(i) through (iii) shall apply.  If the performance of any obligation of a Party under this Supply Agreement is delayed owing to a Force Majeure for any continuous period of more than one hundred eighty (180) days, the other Party shall have the right to terminate this Supply Agreement.

12.5Neither Party may assign or transfer this Supply Agreement, including by merger, operation of law, or otherwise, without the other Party’s prior written consent (which shall not be withheld unreasonably) except that  each Party may assign this Supply Agreement without the other Party’s consent in the case of assignment or transfer to a Third Party that succeeds to all or substantially all of the assigning Party’s business and assets relating to the subject matter of this Supply Agreement, whether by sale, merger, operation of law or otherwise. Any attempted assignment by a Party in violation of this Section 12.5 without the written consent of the other Party will be null and void.  Except as above limited, this Supply Agreement is binding upon and will inure to the benefit of each of the Parties, its successors and assigns. Without limiting the foregoing, in the event that a Party is acquired, the acquiring Party shall agree in writing to abide by the terms of this Supply Agreement.

12.6This Supply Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to its subject matter. Notwithstanding the above, the License Agreement shall survive in full force and effect, provided that, in case of inconsistencies between this Supply Agreement and the License Agreement, this Supply Agreement shall govern. For clarity, the Parties hereby explicitly agree that this Supply Agreement supersedes the Commercial Agreement between the Parties as of the Effective Date.

12.7All notices, requests or other communication provided for or permitted hereunder shall be given in writing and shall be hand delivered or sent by confirmed facsimile, reputable courier or by registered or certified mail, postage prepaid, return receipt requested, to the address set forth on the signature page of this Supply Agreement, or to such other address of which either Party may inform the other in writing. Notices will be deemed delivered on the earliest of transmission by facsimile, actual receipt or seven days after mailing as described herein.

12.8This Agreement may be amended, modified or waived only in a writing signed by the Party or Parties to be bound thereby.

12.9If any provision of this Supply Agreement shall be held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the Parties’ fundamental intentions hereunder, and the remaining provisions shall not be affected or impaired.

12.10Nothing herein shall constitute a joint venture agreement and, except as expressly set forth herein, nothing herein shall make a Party a partner, principal or agent of the other.  Except as expressly set forth herein, a Party shall not have the authority to bind the other Party in any respect whatsoever to Third Parties.

12.11This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any conflict of laws rules to the contrary.

12.12This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and other electronically scanned signatures shall have the same effect as their originals.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which will for all purposes be deemed to be an original.

Sopharma AD		Achieve Life Science, INC.

By:	/s/ Ognian Donev	By:	/s/ Richard Stewart

Name:	Ognian Donev	Name:	Richard Stewart

Title:	CEO	Title:	Chairman & CEO

16, Iliensko shosse str.		30 Sunnyside Avenue
1220 Sofia, Bulgaria		Mill Valley CA 94941

EXHIBIT 1

PRODUCTS AND PRICES

Active Agent Product(s)	Strength/Form	Supply Price Ex Works (Euro) per kg	Minimum Order Quantity in kg
Cytisine	Active product ingredient	[***]	[***]

Finished Product(s)	Strength/Form	No of blisters of 10 per pack	Price per finished packs 100	Minimum Order Quantity
Tabex	1.5 mg coated tablet	10 (9 blisters of 10 tablets, 1 blister of 11 tablets)	[***]	[***]

The Prices for the  Finished Product(s) include the following costs:

•	Color of blister: printing using 1 color
•	Color of Packaging: printing using 3 colors
•	Color of insert leaflet: printing using 1 color

The Supply Price for Bulk API and Finished Product to be supplied is subject to annual increase on April 1st of each year,  based on the Producer Price Index for the European Union as published by the Organisation for Economic Co-Operation and Development (OECD) for the prior calendar year, such increase not to exceed [***]% but not less than [***]% in any one calendar year.

FACILITY

SOPHARMA’S TABLETING FACILITY: [______]

***Confidential Treatment Requested.

1